PRESS RELEASE

Industrial Services of America, Inc. Reports First Quarter Results

-- Net income of $416,526

-- EPS of $0.12 per diluted share

Industrial Services of America, Inc. IDSA, a leading provider of logistics management services, equipment and processes for waste, recyclable commodities and other materials, announced un-audited financial results for the first quarter ending March 31, 2006. Financial results for the first quarter ending March 31, 2006 as previously reported in preliminary press release dated April 24, 2006 have not changed.  A complete report is available in the Company's Form 10-Q, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

Financial Highlights:

-- Total revenues for the first quarter of 2006 were $14.5 million compared with total revenues for the first quarter year of 2005 of $29.7 million due to the reduction in management fee revenues.

-- Income before income taxes for the first quarter of 2006 was $694,211 compared to $248,482 for the first quarter of 2005.

-- Net income for the first quarter of 2006 was $416,526 (basic and diluted earnings of 12 cents per share) compared with net income of $149,088 (basic and diluted earnings of 4 cents per share) for the first quarter of 2005.

-- EBITDA for the first quarter of 2006 was $1,152,894 compared with EBITDA of $698,318 for the first quarter of 2005.

Industrial Services of America, Inc. Management's Comments

With the release of our earnings for the first quarter of 2006, we are pleased to announce that we have now recorded twelve consecutive profitable quarters. This sustained profitability continues to place us in a stronger financial position, allowing for greater flexibility to adjust to changing economic market conditions. Our goal is to remain dedicated to the recycling, management services, and equipment industry while sustaining steady growth at an acceptable profit, adding to the net worth of the Company, and providing positive returns for our stockholders.

We are benefiting from the nonferrous and ferrous markets in the United States and abroad as our recycling segment continued to maintain its momentum this past quarter. The momentum has continued into the second quarter and we expect this momentum to continue throughout the year. The reduction in management fee revenues is due to the loss of a customer, referenced in 8-K dated September 16, 2005. Income before income taxes for the first quarter of 2006 of $694,211 and the net income for the first quarter of 2006 of $416,526 are primarily due to the recycling segment.

Our Computerized Waste Services Department and our Waste Equipment Sales and Service Department continue to work closely together to provide waste equipment and management services in a more efficient manner to our customers. Certain efficiencies which have resulted from this combined effort have helped us lower our operating expenses without sacrificing our capacity to take on new business.

We have entered into a settlement agreement on a litigation matter with Andrew M. Lassak in which we have agreed to grant Mr. Lassak an option to purchase 40,000 shares of common stock at $1.25 per share with registration rights. For further information, please see the Company's Form 10-Q, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/copanysearch.html.

Industrial Services of America, Inc., is a Louisville, Ky.-based logistics management services company servicing commercial, industrial and logistics customers nationwide. Industrial Services of America, Inc. provides scrap processing, waste and recycling management services, and equipment sales and service. Industrial Services of America, Inc. also actively participates in international markets, exporting non-ferrous metals and other recyclable materials. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

FINANCIAL RESULTS AND
SUPPLEMENTAL FINANCIAL INFORMATION
FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2006 AND 2005
(UNAUDITED)

	2006	2005

Revenue from services	$ 3,944,919	$ 21,321,002
Revenue from product sales	10,539,101	8,353,468
Total Revenue	14,484,020	29,674,470

Cost of goods sold for services	3,499,481	20,364,966
Cost of goods sold for product sales	8,945,993	7,558,021
Total Cost of goods sold	12,445,474	27,922,987

Selling, general and administrative	1,349,853	1,493,873

Income before other income (expense)	688,693	257,610

Other income (expense)
Interest expense	(27,385)	(24,211)
Interest income	28,222	24,505
Gain (loss) on sale of assets	(2,281)	(8,961)
Other income (expense), net	6,962	(461)
	5,518	(9,128)

Income before income taxes	694,211	248,482

Income tax provision	277,685	99,394

Net income	$ 416,526	$ 149,088

Basic earnings per share	$ 0.12	$ 0.04

Diluted earnings per share	$ 0.12	$ 0.04

Weighted shares outstanding:
Basic	3,560,899	3,576,283

Diluted	3,574,328	3,608,949

Industrial Services of America, Inc.
Supplemental Financial Information

Reconciliation of EBITDA (1):

	Three months ending Mar. 31,
	2006	2005
Net Income	416,526	149,088
Interest expense	27,385	24,211
Income taxes	277,685	99,394
Depreciation	431,298	425,625
Amortization	-	-
EBITDA (1)	1,152,894	698,318

(1)

EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Schroering, 502-366-3452 hklet@isa-inc.com or aschroering@isa-inc.com http://www.isa-inc.com/